                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

                             CHARACTER COLLABORATION

                       AND COMIC BOOK PUBLISHING AGREEMENT


AGREEMENT entered into as of November   1997 (the "Effective date") by and among

AllStar Arena Entertainment Inc, A California Corporation, ("AllStar") having its principal place of business at 6565 Sunset Boulevard, Suite 418, Los Angeles, California; Karl Malone, Karl Malone Properties, Inc., ("Player") c/o CMG Worldwide, 10500 Crosspoint Blvd. lndianapolis,.Indiana, 46256.

DEFINITIONS:

For the purpose of this contract, the term "Player" shall mean both Karl Malone individually and Karl Malone Properties, Inc. For the purpose of this contract, the term "AllStar" shall mean AllStar Arena Entertainment a California Corporation. The terms "character" and "Mark" shall be held to mean the actual animated superhero cartoon/ comic book character based on Karl, "The Mailman Malone as jointly developed by AllStar Arena Entertainment, Karl Malone and Karl Malone Properties, Inc., Karl Malone Properties, Inc. will retain the right to Player's name, likeness, image, nickname, trademarks etc. Karl Malone Properties, Inc., grants to AllStar the right to use Player's name, likeness, image, nickname, for the purpose of developing the Character and Mark McGwire the term of this Agreement.

    WITNESSETH.

Whereas the parties have and will collaborate on the creation and promotion of a new comic book or series of comic books incorporating the character and storyline of NBA player Karl Malone, and incorporating Mr. Malone's likeness and image.

Whereas, AllStar, in conjunction with Player, will write, illustrate, produce, publish, and otherwise exploit the Comic Book subject to the terms and the conditions of this Agreement, and;

Whereas, AllStar will arrange for the merchandising activities related to the Karl Malone character subject to the terms and conditions of this Agreement. For the purpose of this Agreement, "merchandising" shall include, but not be limited to the sale of film, television, animation, interactive software and any other medium currently in use or hereinafter devised, toys, trade paperbacks, periodicals, clothing, theme park sales and other merchandising related items encompassing the Character, Mark or logo and all normal forms of merchandising.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1. COMIC BOOK

AllStar will illustrate pictorial and graphic versions of the Player's character depicting his exploits and superstar activities as one of the leading players iii the National Basketball Association, accompanied by dialogue and related literary text based upon the Malone character, in forms suitable for publication in comic books. Each edition of the Comic Book shall hereinafter be referred to as an "Issue" of the Comic Book.

2. APPROVALS/CONSULTATIONS

Except as set forth herein, AllStar, and Player, shall have joint control over the content of the Comic Book. AllStar shall submit production budgets on request. Player shall have approval of the use of his name and likeness throughout the term of the Agreement, with such approval not to be unreasonably withheld. Player must approve or reject each submission within fifteen (15) business days after AllStar submits the same to him.

3. ALLSTAR'S REPRODUCTION AND DISTRIBUTION

3.1 Grant

(a) Subject to the terms and conditions of this Agreement, during the term of this Agreement Player hereby grants to AllStar the worldwide, exclusive irrevocable right to reproduce, publish, print, reprint, and distribute the Comic Book and the Character, with his approval, in whole or in part in any form, in any language and in any medium now known or hereafter developed and to advertise and promote the Comic Book, the Character and the Mark in any medium. Player shall have approval of the use of Mr. Malone's name and likeness, with such, approval not to be unreasonably withheld.

(b) The rights granted in Section 3.1 (a), above, include rights with respect to film, video, or any other audio-visual work, relating to the Character or
(iii) promotional material or activity using or incorporating the Character or the Mark.

(c) Except as specifically provided in this Agreement, Player shall not grant to any third party the rights granted in Section 3.1 (a) or (b) with respect to (i), a comic book, or (ii) film, video, or any other audio-visual work, relating to the Character or (iii) promotional material or activity using or incorporating the Character or the Mark.

3.2 AllStar's Responsibilities.

(a) Subject to the provisions of this Agreement and of Player with its responsibilities hereunder, AllStar shall use its best efforts consistent with industry norms to advertise, market, promote and sell copies of each Issue of the Comic Book which Player has approved pursuant to Section 2 of this Agreement.

(b) AllStar undertakes to maintain the high quality of the Comic Book consistent with the quality which AllStar maintains for its other comic books.

3.3. Player's Responsibilities.

(a) Throughout the term, Player shall assist AllStar in the promotion of the Comic Book as specified in this Agreement and as the parties may reasonably agree from time to time, but in no event less than reasonable efforts. All of Player's reasonable-out-of-pocket expenses directly related to such assistance shall be promptly paid or reimbursed by Allstar. Player will be reimbursed of all out-of-pocket expenses within fourteen (14) days after AllStar receives the appropriate documentation of such expenses. Any single expense in excess of $1,000 must be pre-approved by AllStar in writing.

(b) Upon fourteen ( 14) days written notice by Allstar, Player agrees to make himself available for one (1) personal appearances per calendar year for promotional events to publicize the Comic Books and Mark, so long as said appearances do not conflict with any professionalcommitment or previously scheduled engagements. At these appearances there will be no obligation for Player to give autographs. Any situation involving autographs will be negotiated separately.

(c) Player acknowledges that the Character is based on his likeness and that the Comic book (regardless of medium including, print, film, video, and computer) consuming public will and have come to associate him with the Character to be developed over time under the terms of this Agreement. Therefore, Player agrees that during the full term of this Agreement and any later extensions thereof, it will not portray or represent any other comic book character and will not make appearances for or on behalf of, and will not lend any of his Collaborative data (as defined in section 4.3 of this Agreement) for use in conjunction with any comic book, comic book character, or comic book publisher without the prior written consent of Allstar, with such approval to be granted in Allstar's sole and exclusive discretion, which approval shall not be unreasonably withheld.

(d) Player warrants that it will not willfully or by gross negligence act to impair the value of the Comic Book, the Character, or the Mark. In particular, Player shall not comport himself in a way that would disparage or diminish the value of the developed Character or knowingly bring negative publicity to the Character, Comic Book, or Mark.

3.4 Credits. Each party hereto shall receive the following credits:

In connection with all issues of the Comic Book and all videos, television productions, and films, all credits shall be attributed jointly and severally to: Allstar Arena Entertainment, Inc., and Karl Malone, as "creators", Mr. Roesler, and Mr. Enfield will be attributed the title of Executive Producers.

3.5 Late Shipment of the Comic Book. In the event that an issue of the Comic Book cannot be shipped on schedule such that it can be shipped only on a "returnable basis", (i.e., that copies may be returned for refund or credit) with the prior consultation of Player, Allstar shall have the right whether to ship same on such returnable basis. The parties hereto agree that additional time will be allowed for the sale of, and revenue payments for, any Issues let out on a consignment basis.

3.6 Allstar's Merchandising Rights

Subject to the terms and conditions of this Agreement, Player hereby grants to Allstar during the term of this Agreement the worldwide, irrevocable right to exploit and otherwise use the Character and the Mark (defined below) on or in connection with any and all products or services whatsoever, including but not limited to, directly and indirectly, (through agents, licensees, sublicensees, distributors, etc. of Allstar's choosing) merchandising of all of the foregoing. Malone Properties, Inc. c/o CMG, will also have the right to exploit and otherwise use the Character and Mark on or in connection with any and all products or services whatsoever, including but not limited to, directly and indirectly, (through agents, licensees, sublicensees, distributors, etc. of Its/their choosing) the merchandising of all the foregoing, with the express proviso that after CMG takes its standard percentage from merchandising/licensiing the Character and/or Mark, the balance of any revenue will be split between Player and Allstar in strict accordance with the terms of this Agreement. Player and Allstar both agree that no use of Character and/or Mark will be made without the prior consent of both parties, with such consent not ot be unreasonably withheld.

4. RIGHTS

4.1 Rights in the Character and the Mark.

(a) The (i) Character, and (ii) the Mark or any variations thereof in connection with the Character (the "Mark") and all copyright and trademark rights shall be owned 50% by Allstar and 50% by Player. All decisions affecting the use and exploitation of the Character and Mark shall be jointly agreed upon by Allstar and Player.

(b) The parties agree that the successful exploitation, merchandising and licensing of the Character and the Mark will depend on the parties agreeing upon the appropriate exploitation, merchandising and licensing of the Character and the Mark. Therefore the parties agree that any use, exploitation, merchandising or licensing related to the Character or the Mark not specifically granted herein shall be upon the unanimous written agreement of the parties. Further, Player agrees that he will not use, exploit or license or grant to any third party the right to use, exploit or license the Character or the Mark except as provided in the previous sentence. Further, Allstar acknowledges tht Player retains the right to approve/not approve any merchandising and/or licensing program presented to him.


4.2 Rights in the Comic Book.


(a) As among the parties, the Comic Book and all copyright and trademark rights to all original literary materials and characters therein which first appear in the Comic Book shall be owned 50% by Allstar and 50% by Player. The parties acknowledge that stock character profiles and standard scenes a faire are excluded from claims of joint ownership. The term "Stock Character Profiles" shall be held to mean any and all characters created by Allstar that appear in the project but are specifically based on actual persons, living or dead. The term "Standard Scenes A Faire" shall be held to mean the background, foreground, and settings created by Allstar in which the action takes place.

(b) The parties agree that Allstar, in its sole discretion, can elect to put the logo of Allstar Arena Entertainment (or any such other distributor approved by Player, not to be unreasonably withheld or delayed) on each Issue of the Comic Book. Allstar shall have the right to have a copyright notice and/or trademark in its name. In connection with Allstar's exploitation of its rights hereunder, Player acknowledges that it will not acquire any rights of any kind whatsoever in and to (i) the names or marks of Allstar Arena Entertainment Inc. or any variation thereof, or (ii) any other name or mark or other rights owned by Allstar, other than as specifically set out in Section 4.1 (a) and 4.2 (a) hereof. However, Player shall retain the right to use in any way it sees fit any pre-established logos or marks on him which pre-date the existence of this Agreement.

4.3 Allstar's Exclusive License to Use the Character, Marks, and the Collaborator Data Solely in Connection With the Distribution of the Comic Book .

Player hereby grants to Allstar the exclusive right to use (i) the Character,
(ii) the Marks, and (iii) his name, signature, biographic data and photograph or likeness ("Collaborator Data") in advertising and promotional material in connection with the Comic Book, including its promotion, sale and distribution. Allstar shall submit to Player for its prior written approval, not to be unreasonably withheld or delayed, all proposed materials which incorporate any Collaborator Data.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

4.4 Further Assistance.

Each party agrees that, at the request of another party, and without any further consideration, it will, during the term of this Agreement and thereafter, promptly execute and deliver to the other all instruments and documents (after reasonable review by legal counsel) and do all things which may be reasonably necessary to carry out the provisions of this Agreement.

4.5 Copyright and Trademark Notices.

The Comic Book, and where possible and appropriate, all other uses of the Character and the Mark, shall bear a copyright and trademark notice in the names of AllStar Arena Entertainment, and Player, i.e. TM/ Karl Malone license authorized by CMG Worldwide

4.6 Survival.

The provisions of this Section 4 shall survive any termination or expiration of this Agreement.

5. ROYALTIES AND PAYMENT.

5.1 Comic Book (Section 3.1) Publishing Royalties.


(a) Provided that the Comic Book is published and distributed, (I) Player shall receive * percent (*) of the gross i.e. the wholesale price of the comic book, profits, if any, collected by Allstar in connection with the distribution and sale of the Comic Book as to the first 15,000 units sold; * percent
(*) of the gross profits, if any, collected by Allstar as to the next 15,000 units sold, or units 15,001 through 30,000, * percent (*) of the gross profits, if any, on the next 20,000 units sold, or units 30,001 through 50,000, and * percent (*) of the gross profits, if any, on all units sold in excess of the first fifty thousand as specified above.

(b) For purposes of this Section 5.1, "gross profits" is defined as the amount of gross receipts (less all returns) collected by Lobito from the sale of the Comic Book in all markets. No royalties shall be paid on copies furnished without charge, and not for resale to the parties, or for review, advertising or promotional purposes and furnished without charge.

(iv) As an additional accommodation, at Player's request, Allstar agrees to produce up to five thousand (5,000) promotional quality comic books per Issue. These promotional books will be delivered to various civic, charitable, youth, church, benefit or community service organizations chosen by him, in connection with any related personal appearances by Player.

(c) Other than for advances from licensee(s) as noted in Section 5.3 (b) below, Player will receive his share of any and all monies due to him no later than thirty (30) days after the close of every calendar quarter during the term of this Agreement and any extension thereof, and thereafter so long as any sales are made by Allstar. Player shall have a five (5) year audit right regarding any monies due and owing it as noted above in this Section. Allstar grants to Player the right to audit all statements issued by it for a period of five (5) caledar years. Further, should an audit or an examination by Player discover deficiency in royalties in excess of $ 1,000, then said audit will be paid by Allstar.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

5.2 Payment.

Allstar shall provide to Player a statement of account on a quarterly basis, in accordance with the terms enunciated above in Section 5.1 (c).

5.3 Merchandising Royalties

(a) Player shall receive * percent (*) of the gross profits, if any, collected by Allstar in connection with the merchandising rights granted in Section 3(a) hereof during the term of this Agreement.

(b) Player will be entitled to receive his percentage of royalties on any and all advances collected by Allstar from the licensee(s), and will be paid within thirty (30) days of the receipt of each such advance. Due to Player's prior contractual relationship with Apex or any other party with whom player has an apparel deal, any merchandising proposal regarding shoes and apparel will be submitted to CMG for Player's review, prior to finalizing any transaction.

(c) For the purposes of this Section 5.3, "gross profits" is defined as the amount of gross receipts (less all returns) collected by Allstar from whatever source derived from the sale licensing, or use of all forms of merchandising of the Character and/or Mark.

(d) Other than for advances from licensee(s) as noted in Section 5.3 (b) above, Player will receive his share of any and all monies due to him no later than thirty (30) days after the close of any calendar quarter during the term of this Agreement and any extension thereof, and thereafter so long as any sales are made by Allstar. Player shall have a five (5) year audit right regarding any monies due and owing it as noted above in this Section. Allstar grants to Player the right to audit all statements issued by it for a period of five (5) caledar years. Further, should an audit or an examination by Player discover deficiency in royalties in excess of $1,000, then said audit will be paid by Allstar.


5.4 Film, Television, Multimedia, Interactive and Video.


(a) (i) Player shall receive * percent (*) of the gross profits, if any, collected by Allstar in connection with the rights described in Section 3.1
(b) hereof during the term of this Agreement.

(b) For the purpose of this Section 5.4, "gross profits" is defined as the amount of gross receipts received by Allstar from whatever source derived through the sale, exploitation or licensing of the Character and/or Mark from film, television, multimedia (including CD-ROM, internet, videocassette, laser disc, digital video disc, CD and cable) interactive and video payors.

     (i) For the purposes of this Section 5.3, gross receipts exclude reasonable and customary fees in the industry for like services earned by Allstar for the individual services provided by employees of Allstar in connection with the rights described in Section 3.1 (b) hereof.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

(c) Other than for advances from licensee(s) as noted in Section 5.3 (b) above, Player will receive his share of any and all monies due to him no later than thirty (30) days after the close of any calendar quarter during the term of this Agreement and any extension thereof, and thereafter so long as any sales are made by Allstar. Player shall have a five (5) year audit right regarding any monies due and owing it as noted above in this Section. Allstar grants to Player the right to audit all statements issued by it for a period of five (5) caledar years. Further, should an audit or an examination by Player discover deficiency in royalties in excess of $ 1,000, then said audit will be paid for by Allstar.

Player shall have a five (5) year audit right regarding any monies due and owing it as noted above in this Section. Allstar grants Player the right to audit all statements issued by it for a period of five (5) calendar years.

5.5 Comic Books Featuring Multiple Players.

(a) Regarding Sections 5.3 and 5.4 above only:

Player also grants to AllStar the sole and exclusive right to his name, likeness and character in a comic book or books that will feature him as an action hero figure in conjunction with other AllStar Arena Entertainment player properties (hereinafter referred to as a "compilation book"). If such a book or books are issued, his royalty percentage of gross sales will be adjusted a follows:

If a compilation book is issued featuring two (2) players, each player shall receive * percent of the gross profits, if any, collected by AllStar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1 (b) of this Agreement.

If a compilation book is issued featuring three (3) players, each player shall receive * percent of the gross profits, if any collected by AllStar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1 (b) of this Agreement.

If a compilation book is issued featuring four (4) players, each player shall receive * percent of the gross profits, if any, collected by AllStar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1 (b) of this Agreement.

If a compilation book is issued featuring five (5) players, each player shall receive * percent of the gross profits, if any, collected by AllStar in conjunction with the revenue generation of this book-as described in Sections 3(a) and 3.1(b)of this Agreement.

If a compilation book is issued featuring six (6) players, each player shall receive * percent of the gross profits, if any, collected by AllStar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1(b) of this Agreement.

If a compilation book is issued featuring seven (7) players, each player shall receive * percent of the gross profits, if any, collected by AllStar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1(b) of this Agreement.

If a compilation book is issued featuring eight (8) players, each player shall receive * percent of the gross profits, if any, collected by AllStar in conjunction with the revenue generation of this book as described in Section 3 (a) and 3.1 (b) of this Agreement.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

If a compilation book is issued featuring nine (9) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1(b) of this Agreement.

If a compilation book is issued featuring ten (10) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book as described in Sections 3(a) and 3.1(b) of this Agreement.

(b) Regarding Section 5.1 above only:

Player also grants to Allstar the sole and exclusive right to use his name, likeness and character in a comic book or books that will feature him as an action figure in conjunction with other Allstar Arena Entertainment Players, (hereinafter referred to as a "compilation book"). If such a book or books are issued, his royalty percentage of gross book unit sales will be as follows:

If a compilation book is issued featuring two (2) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring three (3) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring four (4) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring five (5) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring six (6) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring seven (7) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring eight (8) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring nine (9) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

If a compilation book is issued featuring ten (10) players, each player shall receive * percent of the gross profits, if any, collected by Allstar in conjunction with the revenue generation of this book through all unit sales of same.

5.6 Records.

Allstar shall keep, maintain and preserve at its principal place of business for two (2) years following its furnishing to Player of a statement to be submitted by Allstar pursuant to Section 5.3 of this Agreement, true books of account containing a complete and accurate record covering all transactions relating to this Agreement and pertaining to the various items required to be shown on such statement. Each such statement shall be binding on C. Webb and not subject to any objection unless such objection is made in writing, stating in specific detail the nature of the objection and delivered to Lobito within five (5) years after the receipt by C. Webb of the applicable statement. Such records shall be available for inspection and review (and copying at C. Webb's expense) during Lobito's normal business hours no earlier than five (5) days after Lobito receives C. Webb's written notice and shall be conducted in such a manner as to least interfere with Lobito's normal business activities. If any such review discloses a deficiency between the amounts reported as due C. Webb and the amount actually found to be due to it, then Lobito shall pay C. Webb within thirty (30) days following its receipt of C. Webb's notification, (i) the omitted amounts, (ii) interest on the omitted amounts from the date due at the lesser of one and one half percent (1.5%) per month or the highest rate permitted by law, and (iii) if any such deficiency exceeds five percent (5%) plus the reasonable costs and fees of such review.



6. TERM AND TERMINATION

6.1 Term and Renewal. This Agreement shall have an initial term of three (3) calendar years from the date of execution of same below. Allstar reserves the right to enter into agreements that may exceed the term of this agreement, i.e. film and television transaction.

In the event of the termination of the Agreement, the rights of ownership noted above in Sections 4.1 and 4.2 will remain equally split at fifty percent (50%) for Allstar and fifty percent (50%) for Player.

6.2 Termination. If at any time the Comic Book is not profitable to Allstar, then Allstar may, at its sole election, elect not to produce, distribute, publish, release, exploit or make use of the rights granted Allstar in this Agreement. In such event, this Agreement will terminate.

6.3 Default. In the event any party shall be in material breach in the performance of any provision of this Agreement, ("Default") and such Default is not cured within thirty (30) days following written notice thereof from the other party of such Default, then upon the expiration of said (30) day period, the party not in Default, at its own election, shall have the right to terminate this Agreement upon written notice delivered to the other party within ten (1O) days after the end of said thirty (30) day period. Nothing herein shall limit a party's ability to seek immediate equitable relief (including injunctive relief) in such circumstances as it reasonably believes that its interests hereunder or in its property may be compromised.

6.4 Effect of Termination of this Agreement. In the event of termination or expiration of this Agreement:

(a) Allstar shall continue to enjoy all of the exclusive rights set out in
Section 3.1 of this Agreement with respect to each and every Issue of the Comic Book, and each and every film, video or any other audio-visual work which was produced during the term. Allstar's exclusive rights set out in Section 3.1 of this Agreement with respect to Issues of the Comic Book, films, videos, and other audio-visual works not already released shall immediately terminate.

(b) Allstar's payment obligations shall survive until fully discharged, and Allstar's other rights and obligations under this Agreement shall not be diminished in any way. However, in the event that Allstar is not up to date or timely with its prescribed payments to Player, Allstar's rights hereunder will be deemed suspended until such payments in arrears are made to him.

(c) The provisions of Section 4.1 hereof requiring the unanimous consent of the parties shall survive any termination. Further, upon any termination or expiration of this Agreement, all future uses, exploitation, merchandising, or licensing related to the Character, the Mark or the Comic Book not specifically granted herein shall be upon the unanimous written agreement of the parties and each party agrees that it will not use, exploit or license or grant to any third party the right to use, exploit or license the Character or the Mark except as provided in this sentence.

(d)The ownership rights set out in Section 4.1 (a) and 4.2 (a) hereof shall not be affected by any such termination or expiration.

(e) Upon termination of this Agreement, Player has the right for thirty (30) days to purchase any existing issues of the comic book not yet distributed at the standard wholesale distribution price. Following the above noted thirty (30) day period, Player has the right of first refusal to match any offers to purchase any undistributed comic books.

7. INDEMNIFICATION

7.1 Indemnification.

                                       7
Allstar will defend, at its own expense, any action, lawsuit or claim brought against Allstar in the United States and throughout the World that is based upon an allegation that the Comic Book infringes any copyright or any trademark rights cognizable under the laws of the United States or any state thereof (hereinafter "Infringement"). Further, Allstar will also defend and indemnify Player, at its own expense, against any action, lawsuit, cause of action or claim regarding any contract and/or other transaction it negotiates involving him. Allstar agrees that it will pay all settlement costs and all sums which by judgment or decree may be assessed against Player as a result of such litigation provided that Allstar shall be given (i) prompt written notice of all claims against any such infringement and of any suits brought or threatened against him, (ii) authority to assume the defense thereof through its own counsel and to compromise or settle any such action, lawsuit or claim, and (iii) all available information and reasonable assistance to do so. The foregoing states the entire liability of Allstar with respect to indemnity. No costs or expenses shall be incurred for the account of Allstar by the Player or its agents without the prior written consent of Allstar.

7.2 Changes

Player acknowledges that in the comic book industry, claims of infringement are often raised in connection with copyrights and or trademarks, whether or not such claims have any merit. Player acknowledges and agrees that in the event the Comic Book or any of its contents, including, but not limited to, any text, artwork, designs, or characters which was contributed by it, or any of the rights licensed by it to Allstar herein, including the use of the Character or the Mark is the subject of a claim of infringement, Allstar, with appropriate consultation from said player, may change any of these so as to render them non-infringing.

8. CONFIDENTIALITY

Each party agrees not to disclose or use any materials or information of the other party which is marked confidential, proprietary, or the like, or in the case of orally conveyed information, which is confirmed as being confidential in writing within thirty (30) days of conveyance, except as may be necessary to further the performance of this Agreement.

9. GENERAL


9.1 Assignment.

This agreement and the rights, duties and obligations of the parties hereto shall not be assignable, transferable or delegable by any party hereto without the prior written consent of the others, not to be unreasonably withheld or delayed, and any purported assignment without such consent shall be void, except that Allstar may assign this Agreement to any affiliate of Allstar, or to any company which acquires Allstar or with which Allstar is merged. Any such assignment made must also have the prior written approval of the non-assigning party.

9.2 Interim Contracts.

Any furhter contracts or agreements negotiated between AllStar and Player and CMG Worldwide, during the term of this Agreement may extend beyond the stated term of this Agreement.

9.3 Miscellaneous

All notices specified to sent herein shall be sent by mail or overnight courier, return receipt requested to the addresses first set out above. Notices shall be deemed served when received. This Agreement is a binding agreement and constitutes the complete, final and exclusive statements of the terms of the agreement among the parties with respect to the subject matter herein and supersedes any and all other agreements, written or oral, prior or contemporaneous, with respect thereto. This Agreement cannot be modified except by a written instrument signed by all of the parties. The parties are independent contractors and this Agreement is not a partnership between or joint venture by the parties and no party is the agent for another. If any one or more of the provisions contained herein or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect and for any reason, the validity, legality and enfocreability of any such provision in every other respect and to the remaining provisions hereof shall not be affected or impaired in any way, it being intended that all the parties rights and privileges arising hereunder shall be enforceable to the fullest extent permitted by law. Any party shall be excused from performance of its obligations hereunder to the extent and for such period of time as such performance is prevented by an act of God, fire, earthquake, flood, transportation disruption, war, insurrection, or other cause beyond the reasonable control of such party.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, executors and administrators, successors and permitted assigns.

9.4 Resolution of Controversy

Any controversy relating to this Agreement or the breach thereof shall be first discussed at length by all the respective parties hereto. After such discussion, if there has been no such resolution of the disputed points, the aggrieved party or parties shall then have the right to pursue litigation in the judicial forum of its/their choice as against the breaching party or parties to the Agreement. Nothing contained in this Section 9.3 shall prohibit a party from seeking equitable relief without first resorting to litigation under such circumstances as that party's interests hereunder and in its property will be otherwise compromised. In the event litigation is initiated, each contracting party consents to California or Indiana as the situs of jurisdiction. In addition, each party will have the opportunity to settle any disputes through the American Arbitration Association.

IN THE WITNESS HEREOF, the parties hereto have caused this Agreement to be signed on the day and year first written above.

/s/ Rick Licht, Esq.                   /s/ Karl Malone

On behalf of AllStar                   On behalf of Karl Malone
Arena Entertainment, Inc.,             Properties, Inc.
A California corporation


/s/ Joseph J. Yukich

On behalf of AllStar
Arena Entertainment, Inc.,
A California corporation